Enterprise Products Partners L.P. P.O. Box 4324 Houston, TX 77210 (713) 381-6500	Exhibit 99.1

Enterprise Reports Results for Third Quarter 2015

Houston, Texas (Thursday, October 29, 2015) – Enterprise Products Partners L.P. (“Enterprise”) (NYSE: EPD) today announced its financial results for the three and nine months ended September 30, 2015.

Third Quarter 2015 Highlights

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
($ in millions, except per unit amounts)
Gross operating margin (1)	$1,341	$1,335	$3,979	$3,928
Net income (2) (3)	$658	$699	$1,865	$2,152
Fully diluted earnings per unit (2) (3)	$0.32	$0.37	$0.92	$1.13
Adjusted EBITDA (1)	$1,310	$1,309	$3,932	$3,923
Distributable cash flow (1) (4)	$2,501	$975	$4,519	$3,016

(1)
Gross operating margin, adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) and distributable cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled later in this press release.

(2)
Net income and fully diluted earnings per unit for the third quarters of 2015 and 2014 included non-cash impairment charges of approximately $27 million, or $0.01 per unit, and $6 million, or less than $0.01 per unit, respectively.  Non-cash impairment and related charges for the nine months ended September 30, 2015 and 2014 were $179 million, or $0.09 per unit, and $18 million, or $0.01 per unit, respectively.

(3)
Net income and fully diluted earnings per unit included net losses attributable to asset sales and insurance recoveries of $12 million, or $0.01 per unit, for the third quarter of 2015, and $15 million, or $0.01 per unit, for the nine months ended September 30, 2015, which was primarily from the sale of the partnership’s offshore business in July 2015.  Net income and fully diluted earnings per unit included net gains of approximately $3 million, or less than $0.01 per unit for the third quarter of 2014, and $99 million, or $0.05 per unit, for the nine months ended September 30, 2014.

(4)
Distributable cash flow included proceeds from asset sales and insurance recoveries of $1.5 billion and $8 million for the third quarters of 2015 and 2014, respectively, and $1.5 billion and $122 million for the nine months ended September 30, 2015 and 2014, respectively.

•	Enterprise announced an increase in its cash distribution with respect to the third quarter of 2015 by 5.5 percent to $0.385 per unit compared to the third quarter of 2014;

•
Enterprise reported distributable cash flow of $2.5 billion for the third quarter of 2015, which included $1.5 billion of proceeds from the sale of its offshore Gulf of Mexico business.  After adjusting for these sales proceeds, distributable cash flow was $970 million, which provided 1.3 times coverage of the $0.385 per unit cash distribution and resulted in $209 million of retained distributable cash flow; and

•
Affiliates of privately held Enterprise Products Company (“EPCO”), which collectively own Enterprise’s general partner and approximately 34 percent of Enterprise’s outstanding limited partner interests, have indicated to Enterprise management that they intend to purchase $50 million of common units through Enterprise’s distribution reinvestment plan in November 2015.  This would bring EPCO’s privately held affiliates’ total investment made in 2015 in Enterprise common units to $200 million.

Review of Third Quarter 2015 Results

Fluctuations in consolidated revenues and cost of sales are explained in large part by changes in energy commodity prices.  In addition, a decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Net income for the third quarter of 2015 was $658 million compared to $699 million for the third quarter of 2014.  On a fully diluted basis, net income attributable to limited partners for the third quarter of 2015 was $0.32 per unit compared to $0.37 per unit for the third quarter of 2014.  Net income and earnings per unit for the third quarter of 2015 include non-cash asset impairment charges of $27 million, or $0.01 per unit, and net losses from asset sales of $12 million, or $0.01 per unit.

“Enterprise reported a 13 percent increase in liquid transportation volumes to a record 5.9 million barrels per day, which led to solid third quarter 2015 results,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.  “We benefited from consistent performance from our fee-based businesses, contributions from the acquisitions of Oiltanking Partners, L.P. and EFS Midstream LLC, the expansion of our LPG export facility and lower operating expenses, which more than offset the effect of lower commodity prices and margins in certain of our businesses and the sale of our offshore business effective July 24, 2015.  We reported increases in both gross operating margin and distributable cash flow compared to a strong third quarter in 2014. Excluding proceeds from asset sales, we generated $970 million of distributable cash flow in the third quarter of 2015, which provided 1.3 times coverage of our distribution with respect to the quarter, our 45th consecutive quarterly increase in the distribution rate.”

Creel continued, “We have a model that includes a simple company structure, a supportive general partner, no incentive distribution rights, a focus on fee-based cash flows and a willingness to sell non-core assets to reinvest in capital opportunities that generate higher returns and integrate with our value chain.  We believe our business model provides us with higher expected potential for future growth, the expectation of consistent distribution increases, along with solid distribution coverage metrics, and a reasonable use of financial leverage. We believe this approach provides our partnership with a durable financial model during any business cycle.  This approach provides us the ability to increase distributions to our partners during challenging times and reduce our reliance on expensive capital markets during periods of market disruption and volatility.  Sometimes, our disciplined approach is under appreciated.  It is during challenging times, such as these, that the benefits of the Enterprise business model are apparent.”

On October 1, 2015, Enterprise announced an increase in the partnership’s quarterly cash distribution with respect to the third quarter of 2015 to $0.385 per unit, representing a 5.5 percent increase over the distribution paid with respect to the third quarter of 2014.  The distribution with respect to the third quarter of 2015 will be paid November 6, 2015 to unitholders of record at the close of business on October 30, 2015.  Excluding proceeds from asset sales, Enterprise generated distributable cash flow of $970 million for the third quarter of 2015 compared to $967 million for the third quarter of 2014.  As adjusted, the partnership’s distributable cash flow for the third quarter of 2015 provided 1.3 times coverage of the cash distribution that will be paid on November 6, 2015.

Including the $1.5 billion of proceeds from the sale of Enterprise’s offshore Gulf of Mexico business, the partnership retained $1.7 billion of distributable cash flow for the third quarter of 2015, which is available to reinvest in growth capital projects, reduce debt and decrease the need to issue additional equity.  For the first nine months of 2015, Enterprise has retained $2.3 billion of distributable cash flow, including proceeds from asset sales.

For the nine months ended September 30, 2015, Enterprise completed construction and began commercial operations of assets totaling approximately $900 million of capital investment.  These assets include the completion of the Rancho II crude oil and condensate pipeline, the second segment of the partnership’s Aegis ethane pipeline, crude oil storage tanks at the partnership’s ECHO facility and a 1.5 million barrel per month expansion of the liquefied petroleum gas (“LPG”) export facility on the Houston Ship Channel.

Currently, the partnership has $7.8 billion of major capital projects under construction that will begin commercial operations by the end of 2017.  This includes $1.8 billion of capital projects expected to be completed in the fourth quarter of 2015, including an additional expansion of the LPG export facility and the last phase of the Aegis ethane pipeline.

Review of Third Quarter 2015 Segment Performance

NGL Pipelines & Services – Gross operating margin for the NGL Pipelines & Services segment was $696 million for the third quarter of 2015 compared to $712 million for the third quarter of 2014.

Enterprise’s natural gas processing and related natural gas liquids (“NGLs”) marketing business generated gross operating margin of $203 million for the third quarter of 2015 compared to $291 million for the third quarter of 2014.  Gross operating margin from the partnership’s natural gas processing plants decreased $99 million primarily due to lower processing margins.  Partially offsetting this decline was a $12 million increase in gross operating margin from Enterprise’s NGL marketing activities, which benefited from increased LPG loadings.  Enterprise’s natural gas processing plants reported fee-based processing volumes of 5.0 billion cubic feet per day (“Bcf/d”) in the third quarters of 2015 and 2014.  Enterprise’s equity NGL production increased to 129 thousand barrels per day (“MBPD”) for the third quarter of 2015 compared to 103 MBPD for the third quarter of 2014 on higher recoveries of ethane at certain processing plants in South Texas and Louisiana.

Gross operating margin from the partnership’s NGL pipelines and storage business increased $88 million, or 32 percent, to $366 million for the third quarter of 2015 from $278 million for the third quarter of 2014.  NGL transportation volumes were a record 3.2 million barrels per day (“BPD”) for the third quarter of 2015 compared to 2.9 million BPD for the same quarter of 2014.

Gross operating margin from the partnership’s NGL import/export terminal on the Houston Ship Channel and a related pipeline increased by $33 million for the third quarter of 2015 compared to the third quarter of 2014.  This increase includes a $17 million contribution from assets acquired in the Oiltanking acquisition in October 2014.  LPG export volumes increased by 79 MBPD as a result of the expansion of the partnership’s LPG export facility that was completed in April 2015 and higher dock utilization.

Collectively, the Mid-America, Seminole and Chaparral NGL pipeline systems reported a $24 million increase in gross operating margin in the third quarter of 2015 compared to the same quarter of 2014, primarily due to higher pipeline tariffs and fees, and lower operating expenses on the Mid-America and Seminole pipelines. Transportation volumes for the Mid-America, Seminole and Chaparral pipelines combined were 1.0 million BPD in the third quarters of 2015 and 2014.

Gross operating margin from the partnership’s ATEX and Aegis ethane pipelines increased $8 million in the third quarter of 2015 compared to the same quarter of 2014 primarily due to a combined 42 MBPD increase in transportation volumes. The first two segments of the Aegis Ethane Pipeline were completed in September 2014 and 2015, respectively, with the final segment scheduled to be completed in the fourth quarter of 2015.

Enterprise’s South Texas NGL Pipeline System had a $6 million increase in gross operating margin this quarter compared to the same quarter last year due to a 68 MBPD increase in transportation volumes as a result of higher Eagle Ford Shale production.

Enterprise’s NGL fractionation business reported gross operating margin of $126 million for the third quarter of 2015, a $17 million decrease from $143 million reported for the third quarter of last year, primarily due to lower product blending and other fee revenues impacted by lower energy commodity prices at our Mont Belvieu NGL fractionation facility.  Total fractionation volumes increased to 837 MBPD for the third quarter of 2015 from 823 MBPD in the third quarter of 2014, primarily due to higher volumes fractionated at our facilities in Louisiana partially offset by lower volumes fractionated at our Mont Belvieu facility.

Crude Oil Pipelines & Services – Gross operating margin from the partnership’s Crude Oil Pipelines & Services segment increased 33 percent, or $64 million, to a record $255 million for the third quarter of 2015 from $191 million for the third quarter of 2014.  Total crude oil transportation volumes increased 21 percent to a record 1.5 million BPD for the third quarter of 2015 compared to 1.3 million BPD for the same quarter of 2014.

The EFS Midstream assets, which we acquired effective July 1, 2015, contributed $41 million of gross operating margin this quarter, and crude oil operations at the partnership’s Houston Ship Channel terminal, which was part of the Oiltanking acquisition, contributed $36 million of gross operating margin this quarter.

Gross operating margin attributable to Enterprise’s ownership in the Seaway pipeline increased $17 million in the third quarter of 2015 compared to the same quarter of 2014, primarily due to contributions from the new Seaway Loop pipeline, which began commercial service in December 2014.  Net to our interest, volumes on the Seaway Pipeline increased 161 MBPD in the third quarter of 2015 compared to the same quarter of 2014. The West Texas crude oil pipeline system reported a $10 million increase in gross operating margin on higher volumes of 38 MBPD during the third quarter of 2015 compared to the third quarter of 2014.

The South Texas crude oil pipeline system reported an $18 million decrease in gross operating margin this quarter compared to the same quarter last year primarily due to a 32 MBPD decrease in transportation volumes.  The decrease in transportation volumes was primarily due to lower volumes from legacy fields in South Texas and the abandonment of certain segments of pipeline.  Our crude oil marketing and related activities had a $23 million decrease in gross operating margin this quarter compared to the third quarter last year, primarily due to lower margins and higher operating expenses.

Natural Gas Pipelines & Services – Enterprise’s Natural Gas Pipelines & Services segment reported gross operating margin of $192 million for the third quarter of 2015 compared to $195 million for the third quarter of 2014.  Total natural gas transportation volumes were 12,387 billion British thermal units per day (“BBtus/d”) for the third quarter of 2015 compared to 12,486 BBtus/d for the third quarter of last year.

The Texas Intrastate system reported gross operating margin of $93 million for the third quarter of 2015 compared to $95 million for the third quarter of last year. Natural gas pipeline volumes for the Texas Intrastate system were 5,021 BBtus/d in the third quarter of 2015 compared to 4,797 BBtus/d for the third quarter of 2014.  The Acadian Gas System reported gross operating margin of $43 million for the third quarter of this year, compared to $45 million for the third quarter last year.  Natural gas pipeline volumes for the Acadian Gas System were 1,912 BBtus/d this quarter compared to 2,050 BBtus/d for the same quarter last year.

Petrochemical & Refined Products Services – Gross operating margin for the Petrochemical & Refined Products Services segment was $192 million for the third quarter of 2015 compared to $190 million for the third quarter of 2014.  Total refined products and petrochemical transportation volumes increased 12 percent to a record 904 MBPD for the third quarter of 2015 compared to 809 MBPD for the third quarter of 2014.

Enterprise’s refined products pipelines and related services business reported gross operating margin of $53 million for the third quarter of 2015 compared to $48 million for the third quarter of 2014.  Included in gross operating margin for the third quarter of 2015 is an aggregate $14 million contribution from refined products terminaling services provided at our Beaumont Marine West Terminal and Houston Ship Channel Terminal, which were part of the Oiltanking acquisition.

Gross operating margin for Enterprise’s octane enhancement and high-purity isobutylene business increased to $58 million in the third quarter of 2015 from $48 million for the third quarter of 2014, primarily due to higher sales margins.  Total plant production volumes were 20 MBPD for the third quarters of 2015 and 2014.

The partnership’s propylene business reported gross operating margin of $47 million for the third quarter of 2015 compared to $65 million for the third quarter of 2014. The decrease was primarily due to lower sales margins and volumes, and increased maintenance expense at our Mont Belvieu propylene plants.  Propylene fractionation volumes were 72 MBPD for the third quarter of 2015 compared to 73 MBPD for the third quarter of 2014.

Gross operating margin from Enterprise’s butane isomerization and related operations increased to $18 million for the third quarter of 2015 from $12 million in the third quarter of 2014.  The increase was primarily due to higher isomerization volumes and lower maintenance and other expenses, partially offset by lower by-products sales revenue attributable to lower energy commodity prices.  Butane isomerization volumes were 108 MBPD for the third quarter of 2015 compared to 95 MBPD for the third quarter of 2014.

Offshore Pipelines & Services – Gross operating margin for the Offshore Pipelines & Services segment was $7 million for the third quarter of 2015 compared to $47 million for the same quarter of 2014.  Gross operating margin this quarter reflects results for 23 days of July prior to Enterprise closing on the sale of its offshore Gulf of Mexico business on July 24, 2015.

Capitalization

Total debt principal outstanding at September 30, 2015 was $22.5 billion, including $1.5 billion of junior subordinated notes to which the nationally recognized debt rating agencies ascribe partial equity content.  At September 30, 2015, Enterprise had consolidated liquidity of $4.7 billion, which was comprised of unrestricted cash on hand and available borrowing capacity under our $4.0 billion multi-year revolving credit facility and $1.5 billion 364-day credit facility.

Total capital spending in the third quarter of 2015 was $2.1 billion, which includes approximately $1.0 billion of cash used, net of cash received, for the acquisition of EFS Midstream and $84 million of sustaining capital expenditures.  For the first nine months of 2015, Enterprise’s sustaining capital expenditures were $196 million.

Conference Call to Discuss Third Quarter 2015 Earnings

Today, Enterprise will host a conference call to discuss third quarter 2015 earnings.  The call will be broadcast live over the Internet beginning at 9:00 a.m. CT and may be accessed by visiting the partnership’s website at www.enterpriseproducts.com.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of gross operating margin, distributable cash flow and Adjusted EBITDA.  The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measure calculated and presented in accordance with GAAP.  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP.  Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Company Information and Use of Forward-Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals.  Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil  gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems.  The partnership’s assets include approximately 49,000 miles of  pipelines; 225 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity.

This press release includes forward-looking statements.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve certain risks and uncertainties, such as the partnership’s expectations regarding future results, capital expenditures, project completions, liquidity and financial market conditions.  These risks and uncertainties include, among other things, insufficient cash from operations, adverse market conditions, governmental regulations and other factors discussed in Enterprise’s filings with the U.S. Securities and Exchange Commission.  If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected.  The partnership disclaims any intention or obligation to update publicly or reverse such statements, whether as a result of new information, future events or otherwise.

Contacts:  Randy Burkhalter, Vice President, Investor Relations, (713) 381-6812
     Rick Rainey, Vice President, Media Relations, (713) 381-3635

Enterprise Products Partners L.P.			Exhibit A
Condensed Statements of Consolidated Operations – UNAUDITED
($ in millions, except per unit amounts)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$6,307.9	$12,330.2	$20,872.9	$37,760.9
Costs and expenses:
Operating costs and expenses	5,452.6	11,414.8	18,426.5	34,934.4
General and administrative costs	49.0	50.0	143.2	150.9
Total costs and expenses	5,501.6	11,464.8	18,569.7	35,085.3
Equity in income of unconsolidated affiliates	103.1	72.3	302.5	179.1
Operating income	909.4	937.7	2,605.7	2,854.7
Other income (expense):
Interest expense	(243.7)	(229.8)	(723.2)	(679.6)
Other, net	(2.5)	(1.0)	(13.2)	(0.2)
Total other expense	(246.2)	(230.8)	(736.4)	(679.8)
Income before income taxes	663.2	706.9	1,869.3	2,174.9
Provision for income taxes	(5.5)	(7.7)	(4.4)	(22.5)
Net income	657.7	699.2	1,864.9	2,152.4
Net income attributable to noncontrolling interests	(8.4)	(8.1)	(28.5)	(24.8)
Net income attributable to limited partners	$649.3	$691.1	$1,836.4	$2,127.6

Per unit data (fully diluted):
Earnings per unit	$0.32	$0.37	$0.92	$1.13
Average limited partner units outstanding (in millions)	2,010.5	1,883.4	1,993.3	1,880.0

Supplemental financial data:
Non-GAAP distributable cash flow (1)	$2,501.3	$974.8	$4,518.5	$3,015.6
Non-GAAP Adjusted EBITDA (2)	$1,309.9	$1,309.0	$3,932.2	$3,923.0
Non-GAAP gross operating margin by segment: (3)
NGL Pipelines & Services	$695.5	$711.5	$2,041.3	$2,172.4
Crude Oil Pipelines & Services	254.6	190.8	704.2	534.5
Natural Gas Pipelines & Services	192.4	195.4	588.3	618.8
Petrochemical & Refined Products Services	191.5	190.3	547.4	482.4
Offshore Pipelines & Services	7.1	47.1	97.5	120.0
Total gross operating margin	$1,341.1	$1,335.1	$3,978.7	$3,928.1

Net cash flows provided by operating activities	$689.6	$832.5	$2,591.2	$2,704.4
Total debt principal outstanding at end of period	$22,497.8	$19,672.7	$22,497.8	$19,672.7

Capital spending:
Capital expenditures, net (4)	$988.9	$687.0	$2,619.1	$1,859.5
Equity consideration issued for Oiltanking acquisition	--	--	1,408.7	--
Cash used for business combinations, net of cash received	1,045.1	--	1,045.1	--
Investments in unconsolidated affiliates	16.6	84.5	130.7	583.3
Other investing activities	--	--	5.3	6.0
Total capital spending, cash and non-cash	$2,050.6	$771.5	$5,208.9	$2,448.8

(1)   See Exhibit D for reconciliation to GAAP net cash flows provided by operating activities.
(2)   See Exhibit E for reconciliation to GAAP net cash flows provided by operating activities.
(3)   See Exhibit F for reconciliation to GAAP operating income.
(4)   Capital expenditures for property, plant and equipment are presented net of contributions in aid of construction cost.

Enterprise Products Partners L.P.			Exhibit B
Selected Operating Data – UNAUDITED

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Selected operating data: (1)
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	3,156	2,866	2,942	2,862
NGL fractionation volumes (MBPD)	837	823	819	820
Equity NGL production (MBPD) (2)	129	103	129	125
Fee-based natural gas processing (MMcf/d) (3)	5,035	4,958	4,911	4,872
Crude Oil Pipelines & Services, net:
Crude oil transportation volumes (MBPD)	1,535	1,266	1,507	1,274
Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	12,387	12,486	12,459	12,541
Petrochemical & Refined Products Services, net:
Butane isomerization and deisobutanizer volumes (MBPD)	197	181	169	174
Propylene fractionation volumes (MBPD)	72	73	71	72
Octane additive and related plant production volumes (MBPD)	20	20	17	15
Transportation volumes, primarily refined products and petrochemicals (MBPD)	904	809	862	782
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	565	683	587	621
Crude oil transportation volumes (MBPD)	344	335	357	329
Platform natural gas processing (MMcf/d)	82	152	101	150
Platform crude oil processing (MBPD)	9	16	13	14
Total, net:
NGL, crude oil, refined products and petrochemical transportation volumes (MBPD)	5,939	5,276	5,668	5,247
Natural gas transportation volumes (BBtus/d)	12,952	13,169	13,046	13,162
Equivalent transportation volumes (MBPD) (4)	9,347	8,742	9,101	8,711

(1)   Operating rates are reported on a net basis, which takes into account our ownership interests in certain joint ventures, and include volumes for newly constructed assets from the related in-service dates and for recently purchased assets from the related acquisition dates.
(2)   Represents the NGL volumes we earn and take title to in connection with our processing activities.
(3)   Volumes reported correspond to the revenue streams earned by our gas plants. “MMcf/d” means million cubic feet per day.
(4)   Represents total NGL, crude oil, refined products and petrochemical transportation volumes plus equivalent energy volumes where 3.8 MMBtus of natural gas transportation volumes are equivalent to one barrel of NGLs transported.

Enterprise Products Partners L.P.									Exhibit C
Selected Commodity Price Information
							Polymer	Refinery
	Natural			Normal		Natural	Grade	Grade	WTI	LLS
	Gas,	Ethane,	Propane,	Butane,	Isobutane,	Gasoline,	Propylene,	Propylene,	Crude Oil,	Crude Oil,
	$/MMBtu	$/gallon	$/gallon	$/gallon	$/gallon	$/gallon	$/pound	$/pound	$/barrel	$/barrel
	(1)	(2)	(2)	(2)	(2)	(2)	(3)	(3)	(4)	(4)
2014 by quarter:
1st Quarter	$4.95	$0.34	$1.30	$1.39	$1.42	$2.12	$0.73	$0.61	$98.68	$104.43
2nd Quarter	$4.68	$0.29	$1.06	$1.25	$1.30	$2.21	$0.70	$0.57	$102.99	$105.55
3rd Quarter	$4.07	$0.24	$1.04	$1.25	$1.28	$2.11	$0.71	$0.58	$97.21	$100.94
4th Quarter	$4.04	$0.21	$0.76	$0.98	$0.99	$1.49	$0.69	$0.52	$73.15	$76.08
YTD 2014 Averages	$4.43	$0.27	$1.04	$1.22	$1.25	$1.98	$0.71	$0.57	$93.01	$96.75
2015 by quarter:
1st Quarter	$2.99	$0.19	$0.53	$0.68	$0.68	$1.10	$0.50	$0.37	$48.63	$52.83
2nd Quarter	$2.65	$0.18	$0.46	$0.59	$0.60	$1.26	$0.42	$0.29	$57.94	$62.97
3rd Quarter	$2.77	$0.19	$0.40	$0.55	$0.55	$0.98	$0.33	$0.21	$46.43	$50.17
YTD 2015 Averages	$2.80	$0.19	$0.46	$0.61	$0.61	$1.11	$0.42	$0.29	$51.00	$55.32

(1)   Natural gas prices are based on Henry-Hub Inside FERC commercial index prices as reported by Platts, which is a division of McGraw Hill Financial, Inc.
(2)   NGL prices for ethane, propane, normal butane, isobutane and natural gasoline are based on Mont Belvieu Non-TET commercial index prices as reported by Oil Price Information Service.
(3)   Polymer-grade propylene prices represent average contract pricing for such product as reported by Chemical Market Associates, Inc. (“CMAI”). Refinery grade propylene prices represent weighted-average spot prices for such product as reported by CMAI.
(4)   Crude oil prices are based on commercial index prices for West Texas Intermediate (“WTI”) as measured on the New York Mercantile Exchange (“NYMEX”) and for Louisiana Light Sweet (“LLS”) as reported by Platts.

The weighted-average indicative market price for NGLs (based on prices for such products at Mont Belvieu, Texas, which is the primary industry hub for domestic NGL production) was $0.45 per gallon during the third quarter of 2015 versus $0.99 per gallon for the third quarter of 2014.

Fluctuations in our consolidated revenues and cost of sales amounts are explained in large part by changes in energy commodity prices.  Energy commodity prices fluctuate for a variety of reasons, including supply and demand imbalances and geopolitical tensions.

A decrease in our consolidated marketing revenues due to lower energy commodity sales prices may not result in a decrease in gross operating margin or cash available for distribution, since our consolidated cost of sales amounts would also be lower due to comparable decreases in the purchase prices of the underlying energy commodities.  The same correlation would be true in the case of higher energy commodity sales prices and purchase costs.

Enterprise Products Partners L.P.			Exhibit D
Distributable Cash Flow - UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to limited partners (GAAP)	$649.3	$691.1	$1,836.4	$2,127.6
Adjustments to GAAP net income attributable to limited partners to derive non- GAAP distributable cash flow:
Add depreciation, amortization and accretion expenses	372.8	341.4	1,147.7	992.4
Add distributions received from unconsolidated affiliates	96.9	103.6	362.4	260.7
Subtract equity in income of unconsolidated affiliates	(103.1)	(72.3)	(302.5)	(179.1)
Subtract sustaining capital expenditures (1)	(84.3)	(106.8)	(195.8)	(262.0)
Add net losses or subtract net gains attributable to asset sales and insurance recoveries	12.3	(2.6)	14.7	(99.0)
Add cash proceeds from asset sales and insurance recoveries	1,531.4	8.3	1,537.3	121.5
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	4.3	--	15.8	--
Add deferred income tax expense or subtract benefit	(1.6)	2.0	(13.3)	2.6
Add non-cash impairment charges	26.8	5.7	139.1	18.2
Add or subtract other miscellaneous adjustments to derive non-GAAP distributable cash flow, as applicable	(3.5)	4.4	(23.3)	32.7
Distributable cash flow (non-GAAP)	2,501.3	974.8	4,518.5	3,015.6
Adjustments to non-GAAP distributable cash flow to derive GAAP net cash flows provided by operating activities:
Add sustaining capital expenditures reflected in distributable cash flow	84.3	106.8	195.8	262.0
Subtract cash proceeds from asset sales and insurance recoveries reflected in distributable cash flow	(1,531.4)	(8.3)	(1,537.3)	(121.5)
Add or subtract the net effect of changes in operating accounts, as applicable	(377.2)	(237.2)	(627.9)	(435.8)
Add or subtract miscellaneous non-cash and other amounts to reconcile non- GAAP distributable cash flow with GAAP net cash flows provided by operating activities, as applicable	12.6	(3.6)	42.1	(15.9)
Net cash flows provided by operating activities (GAAP)	$689.6	$832.5	$2,591.2	$2,704.4

(1)   Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues.

Our management compares the distributable cash flow we generate to the cash distributions we expect to pay our partners.  Using this metric, management computes our distribution coverage ratio.  Distributable cash flow is an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment.  Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions.  Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder.  The GAAP measure most directly comparable to distributable cash flow is net cash flows provided by operating activities.

Enterprise Products Partners L.P.					Exhibit E
Adjusted EBITDA - UNAUDITED
($ in millions)
					For the Twelve Months Ended September 30,
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014	2015
Net income (GAAP)	$657.7	$699.2	$1,864.9	$2,152.4	$2,546.0
Adjustments to GAAP net income to derive non-GAAP Adjusted EBITDA:
Subtract equity in income of unconsolidated affiliates	(103.1)	(72.3)	(302.5)	(179.1)	(382.9)
Add distributions received from unconsolidated affiliates	96.9	103.6	362.4	260.7	476.8
Add interest expense, including related amortization	243.7	229.8	723.2	679.6	964.6
Add provision for income taxes	5.5	7.7	4.4	22.5	5.0
Add depreciation, amortization and accretion in costs and expenses	362.3	332.7	1,115.1	966.2	1,474.0
Add non-cash asset impairment charges	26.8	5.7	139.1	18.2	154.9
Add non-cash losses attributable to asset sales	13.6	0.2	17.5	6.3	18.9
Add non-cash expense attributable to changes in fair value of the Liquidity Option Agreement	4.3	--	15.8	--	15.8
Add losses or subtract gains attributable to unrealized changes in the fair market value of derivative instruments	2.2	2.4	(7.7)	(3.8)	26.7
Adjusted EBITDA (non-GAAP)	1,309.9	1,309.0	3,932.2	3,923.0	5,299.8
Adjustments to non-GAAP Adjusted EBITDA to derive GAAP net cash flows provided by operating activities:
Subtract interest expense, including related amortization, reflected in Adjusted EBITDA	(243.7)	(229.8)	(723.2)	(679.6)	(964.6)
Subtract provision for income taxes reflected in Adjusted EBITDA	(5.5)	(7.7)	(4.4)	(22.5)	(5.0)
Subtract gains attributable to asset sales and insurance recoveries	(1.3)	(2.8)	(2.8)	(105.3)	(7.3)
Add deferred income tax expense or subtract benefit	(1.6)	2.0	(13.3)	2.6	(9.8)
Add or subtract the net effect of changes in operating accounts, as applicable	(377.2)	(237.2)	(627.9)	(435.8)	(300.3)
Add or subtract miscellaneous non-cash and other amounts to reconcile non-GAAP Adjusted EBITDA with GAAP net cash flows provided by operating activities	9.0	(1.0)	30.6	22.0	36.2
Net cash flows provided by operating activities (GAAP)	$689.6	$832.5	$2,591.2	$2,704.4	$4,049.0

Adjusted EBITDA is commonly used as a supplemental financial measure by our management and external users of our financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; the ability of our assets to generate cash sufficient to pay interest and support our indebtedness; and the viability of projects and the overall rates of return on alternative investment opportunities.

Since adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies.  The GAAP measure most directly comparable to adjusted EBITDA is net cash flows provided by operating activities.

Enterprise Products Partners L.P.			Exhibit F
Gross Operating Margin – UNAUDITED
($ in millions)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Total gross operating margin (non-GAAP)	$1,341.1	$1,335.1	$3,978.7	$3,928.1
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Subtract depreciation, amortization and accretion expense amounts not reflected in gross operating margin	(351.1)	(322.7)	(1,082.0)	(936.5)
Subtract non-cash impairment charges not reflected in gross operating margin	(26.8)	(5.7)	(139.1)	(18.2)
Add net gains or subtract net losses attributable to asset sales and insurance recoveries not reflected in gross operating margin	(12.3)	2.6	(14.7)	99.0
Subtract non-refundable deferred revenues attributable to shipper make-up rights on new pipeline projects reflected in gross operating margin	(3.4)	(21.6)	(39.3)	(66.8)
Add subsequent recognition of deferred revenues attributable to make-up rights	10.9	--	45.3	--
Subtract general and administrative costs not reflected in gross operating margin	(49.0)	(50.0)	(143.2)	(150.9)
Operating income (GAAP)	$909.4	$937.7	$2,605.7	$2,854.7

We evaluate segment performance based on the non-GAAP financial measure of gross operating margin.  Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations.  This measure forms the basis of our internal financial reporting and is used by our executive management in deciding how to allocate capital resources among business segments.  We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results.  The GAAP financial measure most directly comparable to total segment gross operating margin is operating income.

In total, gross operating margin represents operating income exclusive of (1) depreciation, amortization and accretion expenses, (2) impairment charges, (3) gains and losses attributable to asset sales and insurance recoveries and (4) general and administrative costs.  In addition, gross operating margin includes equity in income of unconsolidated affiliates and non-refundable deferred transportation revenues relating to the make-up rights of committed shippers associated with certain pipelines.  Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions.  In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation.  Gross operating margin is exclusive of other income and expense transactions, income taxes, the cumulative effect of changes in accounting principles and extraordinary charges.  Gross operating margin is presented on a 100 percent basis before any allocation of earnings to noncontrolling interests.